                                                                 Exhibit 12

SOUTH CAROLINA ELECTRIC & GAS COMPANY
CALCULATION OF BOND RATIO
FOR THE YEAR ENDED DECEMBER 31, 1994
(Thousands of Dollars)



  Net earnings(1)                                               $331,551


  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      First and Refunding Mortgage Bond
      Indenture                                    $42,901
    Other indebtedness(1)                          $51,224
        Total annualized interest charges                       $ 94,125

            Bond ratio                                              3.52


(1) As defined under the Company's First and Refunding Mortgage Bond Indenture (Old Mortgage).









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

SOUTH CAROLINA ELECTRIC & GAS COMPANY
CALCULATION OF NEW BOND RATIO
FOR THE YEAR ENDED DECEMBER 31, 1994
(Thousands of Dollars)



  Net earnings(1)                                               $448,766


  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      First Mortgage Bond Indenture                $49,513
    Other indebtedness(1)                          $43,096
        Total annualized interest charges                       $ 92,609


            New Bond Ratio                                          4.85



(1) As defined under the Company's Collateral Trust Mortgage Indenture (New Mortgage).



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


SOUTH CAROLINA ELECTRIC & GAS COMPANY
CALCULATION OF PREFERRED STOCK RATIO
FOR THE YEAR ENDED DECEMBER 31, 1994
(Thousands of Dollars)


  Net Earnings (1)                                              $244,593

  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      mortgage bond indentures                     $ 92,414
    Other indebtedness(1)                          $  8,432
    Preferred Dividend Requirements                $  5,887
        Total annualized interest charges                       $106,733

            Preferred stock ratio                                   2.29


(1)  As defined under the Company's Restated Articles of Incorporation.


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



                                                  SOUTH CAROLINA ELECTRIC & GAS COMPANY
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     For Each of the Five Years Ended December 31, 1994
                                                   (Thousands of Dollars)



                                                                      Year Ended December 31,

                                                     1994        1993        1992        1991         1990
Fixed Charges as defined:
  Interest on long-term debt..................     $ 85,368    $ 77,975    $ 79,452   $  73,474    $  67,255
  Amortization of debt premium, discount and
   expense (net)..............................        1,993       1,435         765         776          600
  Interest on debt to affiliate...............          279          29          16         830        2,232
  Other interest expense......................        4,910       5,783       6,761       6,260        9,394
  Interest component of rentals...............        2,692       2,823         923         885          948

      Total Fixed Charges (A).................     $ 95,242    $ 88,045    $ 87,917    $ 82,225     $ 80,429
Earnings, as defined:
  Income......................................     $152,043    $145,968    $102,163    $122,836     $120,839
  Income taxes................................       82,716      80,738      50,158      67,863       66,389
  Total fixed charges above...................       95,242      88,045      87,917      82,225       80,429

      Total Earnings (B)......................     $330,001    $314,751    $240,238    $272,924     $267,657

Ratio of Earnings to fixed charges (B/A)......         3.46        3.57        2.73        3.32         3.33






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